EXHIBIT 99.1
CONTACTS: Mark Carter, VP Strategic Initiatives and Investor Relations Officer (704) 557-8386
IMMEDIATE RELEASE May 8, 2015

Snyder’s-Lance, Inc. Reports Results for First Quarter 2015

•	First quarter net revenue of $402 million, an 8% increase over prior year

•	First quarter 2015 earnings per diluted share of $0.17 excluding special items

•	First quarter 2015 earnings per diluted share of $0.15 including special items

•	Makes positive adjustment to 2015 financial estimates

•	Declares quarterly dividend of $0.16 per share of common stock

Charlotte, NC, - May 8, 2015 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported first quarter net revenue growth of 8% over last year, with earnings of $0.17 per diluted share excluding special items.

“We are pleased with our good start to the year with healthy top line growth and earnings that met our expectations. Our ‘better for you’ and premium products are working well, delivering solid sales and financial results,” said Carl E. Lee, Jr., President and CEO. “With a balanced portfolio of great snacks, we have momentum that helped us to outpace our categories with an 8% overall top line growth compared to last year. This year is off to a great start and we continue to invest in advertising and retail execution to reach more consumer households and leverage our innovative new products to drive category growth. New products such as our Cape Cod® Dipping Shells, Snyder’s of Hanover® Poppers and Lance® Quick Starts are gaining wide acceptance as we gain new users and expand snacking day parts. Lance® Gluten Free Sandwich Crackers, which were introduced at Natural Products Expo West with great acceptance, are an example of how our innovation is working and creating a lot of excitement with consumers. Our Clearview Foods™ division, which includes Snack Factory® Pretzel Crisps®, EatSmartTM and Late July® Organic Snacks, has received an exceptional reception from retailers and continues to grow at a healthy rate. We also saw good top line strength widely across the balance of our portfolio, led by Cape Cod® Kettle Chips which posted very strong growth again this quarter.”

Mr. Lee continued, “From an earnings point of view, our results are slightly ahead of our expectations even with a higher investment in marketing and advertising for the quarter. Comparisons year over year are skewed by the difference in the tax rate for last year providing a $0.02 per diluted share advantage to last year. It’s a great time to be a part of the Snyder’s-Lance team, and I’m very grateful to all our associates for their leadership and passion to win.”

First Quarter Financial Summary

•	Net revenue for the first quarter of 2015 was $402 million, an increase of 7.9% compared to first quarter of 2014 net revenue of $373 million.

•
Net income excluding special items for the first quarter of 2015 was $12.0 million, or $0.17 per diluted share, as compared to net income excluding special items of $11.9 million for first quarter of 2014, or $0.17 per diluted share.

•
Including special items, net income for the first quarter of 2015 was $10.6 million, or $0.15 per diluted share, as compared to net income including special items of $10.5 million for the first quarter of 2014, or $0.15 per diluted share.

•
Special items for the first quarter of 2015 included after-tax expenses of $1.3 million primarily associated severance charges and professional fees. Special items for the first quarter of 2014 included after-tax expenses of $1.4 million primarily associated with impairment charges and certain acquisition related costs.

Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 29, 2015 to stockholders of record at the close of business on May 21, 2015.

Estimates for 2015
Management updated Company estimates for 2015, with net revenue for the full year now expected to be in the range of $1.69 to $1.72 billion, from the previous estimate of $1.68 to $1.72 billion. The earnings per diluted share estimates range has been adjusted to $1.11 to $1.19, from the previous estimate of $1.09 to $1.19. Capital expenditures for 2015 are now projected to be between $60 and $62 million, from the previous estimate of $60 to $65 million.

Conference Call
Management will conduct a conference call and live webcast at 9:00 am eastern time on Friday, May 8, to review the Company’s first quarter 2015 results. The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available at www.snyderslance.com to download and print approximately 30 minutes before the webcast. To participate in the conference call, the dial-in number is (844) 830-1960 for U.S. callers or (315) 625-6883 for international callers. The conference ID is 25419324. A continuous telephone replay of the call will be available between 12:00pm on May 8 and midnight on May 15. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 25419324. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United

States and internationally. Snyder's-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Wisconsin. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Late July®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements
This press release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include general economic conditions or an economic turndown; volatility in the price or availability of inputs, including raw materials, packaging, energy and labor; price competition and industry consolidation; changes in our top retail customer relationships; inability to maintain profitability in the face of a consolidating retail environment; failure to successfully integrate acquisitions or execute divestitures; loss of key personnel; failure to execute and accomplish our strategy; concerns with the safety and quality of certain food products or ingredients; adulterated, misbranded or mislabeled products or product recalls; disruption of our supply chain; inadequacies in, or security breaches of, our information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market our products effectively; reliance on distribution through a significant number of independent business owners; protection of our trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest rate volatility, and the interests of a few individuals who control a significant portion of our outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
For the Quarters Ended April 4, 2015 and March 29, 2014

	Quarter Ended
(in thousands, except per share data)	April 4, 2015	March 29, 2014
Net revenue	$402,341	$373,016
Cost of sales	262,979	239,830
Gross margin	139,362	133,186

Selling, general and administrative	121,924	116,064
Impairment charges	—	1,000
Gain on sale of route businesses, net	(793)	(1,163)
Other (income)/expense, net	(736)	80
Income before interest and income taxes	18,967	17,205

Interest expense, net	2,467	3,390
Income before income taxes	16,500	13,815

Income tax expense	5,918	3,326
Income from continuing operations	10,582	10,489
Income from discontinued operations, net of income tax	—	6,322
Net income	10,582	16,811
Net loss attributable to noncontrolling interests	(54)	(5)
Net income attributable to Snyder’s-Lance, Inc.	$10,636	$16,816

Amounts attributable to Snyder's-Lance, Inc.:
Continuing operations	$10,636	$10,494
Discontinued operations	—	6,322
Net income	$10,636	$16,816

Basic earnings per share:
Continuing operations	$0.15	$0.15
Discontinued operations	—	0.09
Total basic earnings per share	$0.15	$0.24

Diluted earnings per share:
Continuing operations	$0.15	$0.15
Discontinued operations	—	0.09
Total diluted earnings per share	$0.15	$0.24

Cash dividends declared per share	$0.16	$0.16

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
As of April 4, 2015 and January 3, 2015

(in thousands, except share data)	April 4, 2015	January 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$12,389	$35,373
Restricted cash	966	966
Accounts receivable, net of allowances of $1,757 and $1,778, respectively	134,220	126,093
Inventories	123,517	116,236
Prepaid income taxes	9,806	4,175
Deferred income taxes	14,076	13,189
Assets held for sale	12,279	11,007
Prepaid expenses and other current assets	20,493	22,112
Total current assets	327,746	329,151

Noncurrent assets:
Fixed assets, net	421,319	423,612
Goodwill	540,726	541,539
Other intangible assets, net	541,671	545,212
Other noncurrent assets	24,016	23,874
Total assets	$1,855,478	$1,863,388

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$8,541	$8,561
Accounts payable	58,048	57,407
Accrued compensation	25,203	32,774
Accrued casualty insurance claims	4,096	4,320
Accrued selling and promotional costs	12,100	13,141
Other payables and accrued liabilities	24,376	24,723
Total current liabilities	132,364	140,926

Noncurrent liabilities:
Long-term debt	436,261	438,376
Deferred income taxes	169,479	168,593
Accrued casualty insurance claims	13,629	13,755
Other noncurrent liabilities	15,870	15,030
Total liabilities	767,603	776,680

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.83 1/3 par value. Authorized 110,000,000 shares; 70,587,344 and 70,406,086 shares outstanding, respectively	58,820	58,669
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	779,916	776,930
Retained earnings	232,184	232,812
Accumulated other comprehensive loss	(2,295)	(1,007)
Total Snyder’s-Lance, Inc. stockholders’ equity	1,068,625	1,067,404
Noncontrolling interests	19,250	19,304
Total stockholders’ equity	1,087,875	1,086,708
Total liabilities and stockholders’ equity	$1,855,478	$1,863,388

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended April 4, 2015 and March 29, 2014

	Quarter Ended
(in thousands)	April 4, 2015	March 29, 2014
Operating activities:
Net income	$10,582	$16,811
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	17,413	14,654
Stock-based compensation expense	1,350	1,514
Loss on sale of fixed assets, net	12	136
Gain on sale of route businesses, net	(793)	(1,163)
Gain on sale of investments	(436)	—
Impairment charges	—	1,000
Deferred income taxes	524	154
Provision for doubtful accounts	236	363
Changes in operating assets and liabilities	(28,903)	(7,870)
Net cash (used in)/provided by operating activities	(15)	25,599

Investing activities:
Purchases of fixed assets	(13,495)	(17,242)
Purchases of route businesses	(6,731)	(4,393)
Proceeds from sale of fixed assets	302	165
Proceeds from sale of route businesses	7,870	6,364
Proceeds from sale of investments	436	—
Net cash used in investing activities	(11,618)	(15,106)

Financing activities:
Dividends paid to stockholders	(11,264)	(11,202)
Issuances of common stock	2,589	2,481
Repurchases of common stock	(801)	(1,152)
Repayments of long-term debt	(1,875)	(4,062)
Net repayments of existing credit facilities	—	(5,000)
Net cash used in financing activities	(11,351)	(18,935)

Decrease in cash and cash equivalents	(22,984)	(8,442)
Cash and cash equivalents at beginning of period	35,373	14,080
Cash and cash equivalents at end of period	$12,389	$5,638

Supplemental information:
Cash paid for income taxes, net of refunds of $425 and $--, respectively	$10,412	$3,795
Cash paid for interest	$1,246	$2,126

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Quarters Ended April 4, 2015 and March 29, 2014

(in thousands, except per share data)	Net of Tax	Per Diluted Share
Quarter Ended April 4, 2015
Net income attributable to Snyder’s-Lance, Inc.	$10,636	$0.149

Severance charges	511	0.007
Legal fees - "All Natural" litigation	582	0.008
Professional fees	228	0.004

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$11,957	$0.168

Quarter Ended March, 29, 2014
Income from continuing operations	$10,494	$0.148

Impairment charges	631	0.009
Self-funded medical insurance claim	564	0.008
Professional fees	214	0.003

Income from continuing operations, excluding special items	$11,903	$0.168